Exhibit 3.01

First Amendment to the
Ninth Amended and Restated Declaration and Agreement of Trust of
RJO Global Trust

This FIRST AMENDMENT TO THE NINTH AMENDED AND RESTATED DECLARATION AND AGREEMENT OF TRUST of the RJO Global Trust (the “Trust”) dated as of July 13, 2011 is hereby made by R.J. O’Brien Fund Management, LLC, in its capacity as the managing owner (the “Managing Owner”) of the Trust currently operated pursuant to the Ninth Amended and Restated Declaration and Agreement of Trust made and entered into as of September 1, 2010 (the “Trust Agreement”).  All capitalized terms that are not defined herein shall be as defined in the Trust Agreement.

RECITALS

WHEREAS, Section 15 of the Trust Agreement permits the Managing Owner to discontinue the public offering of Units and make additional private offerings of Units;

WHEREAS, the Managing Owner has determined to discontinue the public offering of Units and commence an offering of the Units privately pursuant to a Confidential Private Placement Memorandum and Disclosure Document, as amended from time to time;

NOW, THEREFORE, the Trust Agreement is amended as follows, such amendments to become effective immediately:

1.	The reference to “R.J. O’Brien Fund Management, LLC, a Delaware limited liability corporation” in the first sentence is hereby replaced with the following:

“R.J. O’Brien Fund Management, LLC, a Delaware limited liability company”.

2.	The defined term “Escrow Agent” is hereby deleted.

3.	The defined term “Prospectus” is hereby deleted and replaced with the following:

“‘Memorandum’ means the Confidential Private Placement Memorandum and Disclosure Document relating to the private offering of the Units, as supplemented or updated from time to time.”

4.	All references to the defined term “Prospectus” are hereby deleted and replaced with references to the defined term “Memorandum.”

5.	The third paragraph of Section 8(b) is hereby deleted.

6.	The penultimate sentence of Section 9(c) is hereby deleted.

7.	The penultimate sentence of the first paragraph of Section 13 is hereby deleted and replaced with the following:

“Units are issued, for purposes of determining whether an early redemption charge is due, as of the date as of which the subscription price of such Units is invested in the Trust, not when subscriptions are submitted by Unitholders or accepted by the Managing Owner or subscription funds are accepted.”

8.	The first sentence of Section 14 is hereby deleted.

9.	The last paragraph of Section 14 is hereby deleted and replaced with the following:

“All subscriptions will be deposited in a subscription account with JP Morgan Chase or such other account as designated by the Managing Owner from time to time.  The Managing Owner may terminate any offering of Units at any time.  The aggregate of all Capital Contributions shall be available to the Trust to carry on its business, and no interest shall be paid by the Trust on any such contributions after such contributions are released.”

10.	All references to “the Escrow Agent” in Section 18 are hereby deleted.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned have duly executed this First Amendment to the Ninth Amended and Restated Declaration and Agreement of Trust as of the day and year first above written.

R. J. O’BRIEN FUND MANAGEMENT, LLC
as Managing Owner

By:           /s/ Annette Cazenave
Name:      Annette Cazenave
Title:        Executive Vice President

WILMINGTON TRUST COMPANY
not individually but solely as Trustee

By:           /s/ Joseph B. Feil
Name:      Joseph B. Feil
Title:        Vice President